Exhibit 11
AmSurg Corp.
Earnings Per Share
For the Three Months Ended March 31, 2009 and 2008
The following is a reconciliation of the numerator and denominators of basic and diluted earnings per share attributable to AmSurg Corp. shareholders (in thousands, except per share amounts):

			Per
	Earnings	Shares	Share
	(Numerator)	(Denominator)	Amount

For the three months ended March 31, 2009:
Net earnings from continuing operations attributable to AmSurg Corp. per common share (basic)	$12,603	31,244	$0.40
Effect of dilutive securities options	—	162

Net earnings from continuing operations attributable to AmSurg Corp. per common share (diluted)	$12,603	31,406	$0.40

Net earnings attributable to AmSurg Corp. per common share (basic)	$12,616	31,244	$0.40
Effect of dilutive securities options	—	162

Net earnings attributable to AmSurg Corp. per common share (diluted)	$12,616	31,406	$0.40

For the three months ended March 31, 2008:
Net earnings from continuing operations attributable to AmSurg Corp. per common share (basic)	$11,619	31,298	$0.37
Effect of dilutive securities options	—	492

Net earnings from continuing operations attributable to AmSurg Corp. per common share (diluted)	$11,619	31,790	$0.37

Net earnings attributable to AmSurg Corp. per common share (basic)	$11,706	31,298	$0.37
Effect of dilutive securities options	—	492

Net earnings attributable to AmSurg Corp. per common share (diluted)	$11,706	31,790	$0.37